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                                                                    EXHIBIT 23.8


PERSONAL AND CONFIDENTIAL

September 23, 1999

Board of Directors
American Health Properties, Inc.
6400 S. Fiddler's Green Circle
Suite 1800
Englewood, CO  80111

         Re: Registration Statement of Health Care Property Investors, Inc. relating to its Common Stock being registered in connection with the merger described below

Gentlemen:

Reference is made to our opinion letter dated August 4, 1999 regarding our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "AHP Common Stock"), of American Health Properties, Inc. ("AHP") of the exchange ratio of
0.78 shares of Common Stock, par value $1.00 per share, of Health Care Property Investors, Inc. ("HCPI") to be received for each share of AHP Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of August 4, 1999, between HCPI and AHP (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of American Health Properties, Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Risk Factors"; "The Merger - Background of the Merger"; "The Merger - AHP's Reasons for the Merger"; "Opinion of Financial Advisor to AHP" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement of HCPI. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ GOLDMAN SACHS & CO.